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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                         (Amendment No.            )(1)


                              JLM Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                             Common Capital Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    46621D10
--------------------------------------------------------------------------------
                                 (CUSIP Number)


  (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 46621D10                  13G                    Page   2 of  5  Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS  The Kaufmann Fund, Inc.  TIN# 13-2605091
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)



________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION  United States



________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER -0-

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER  N/A

  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER -0-

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER  N/A

    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-



________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)  0.00%



________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*  IV



________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 46621D10                  13G                    Page 3   of 5   Pages


________________________________________________________________________________
Item 1(a).  Name of Issuer: JLM Industries, Inc..



________________________________________________________________________________
Item 1(b).  Address of Issuer's Principal Executive Offices:
8675 Hidden River Pkwy, Tampa, FL 33637


________________________________________________________________________________
Item 2(a).  Name of Person Filing: The Kaufmann Fund, Inc.



________________________________________________________________________________
Item 2(b).  Address of Principal Business Office, or if None, Residence:
140 E. 45th Street, 43rd floor, New York, NY 10017


________________________________________________________________________________
Item 2(c).  Citizenship: United States



________________________________________________________________________________
Item 2(d).  Title of Class of Securities: Common Capital Stock



________________________________________________________________________________
Item 2(e).  CUSIP Number: 48625010



________________________________________________________________________________
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [X] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


     If this statement is filed pursuant to Rule 13d-1(c), check this box.   [_]

CUSIP No. 46621D10                  13G                    Page 4   of  5  Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned: -0-


     (b)  Percent of class: 0.00%


     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote -0-             ,


          (ii)  Shared power to vote or to direct the vote    N/A             ,


          (iii) Sole power to dispose or to direct the disposition of -0-


          (iv)  Shared power to dispose or to direct the disposition of N/A



________________________________________________________________________________
Item 5.  Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( X )



________________________________________________________________________________
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person. N/A



________________________________________________________________________________
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company. N/A



________________________________________________________________________________
Item 8.  Identification and Classification of Members of the Group.  N/A



________________________________________________________________________________
Item 9.  Notice of Dissolution of Group.  N/A



________________________________________________________________________________
Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    August 23, 1999
                                                        (Date)



                                                  Anthony W. Toogood
                                                      (Signature)



                                                     Vice President
                                                      (Name/Title)